(h)(1)(ii)

1290 FUNDS

AMENDMENT NO. 2

TO THE

MUTUAL FUNDS SERVICE AGREEMENT

AMENDMENT NO. 2, effective as of May 31, 2025 (“Amendment No. 2”), to the Mutual Funds Service Agreement dated as of January 1, 2023 (the “Agreement”) between 1290 Funds, a Delaware statutory trust (the “Trust”) and Equitable Investment Management, LLC (“EIM LLC”), a limited liability company organized in the State of Delaware.

The Trust and EIM LLC agree to modify the Agreement as follows:

1.

Removed Funds. Pursuant to a Plan of Liquidation and Termination, all references to the 1290 Retirement 2020 Fund, 1290 Retirement 2025 Fund, 1290 Retirement 2030 Fund, 1290 Retirement 2035 Fund, 1290 Retirement 2040 Fund, 1290 Retirement 2045 Fund, 1290 Retirement 2050 Fund and 1290 Retirement 2055 Fund, are hereby removed from the Agreement.

2.	Schedule A: Schedule A to the Agreement is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

1290 FUNDS		EQUITABLE INVESTMENT MANAGEMENT, LLC

By:	/s/ Brian Walsh	By:	/s/ Kenneth Kozlowski
	Brian Walsh		Kenneth Kozlowski
	Chief Financial Officer and Treasurer		Executive Vice President and Chief Investment Officer

1290 Funds

AMENDMENT NO. 2

SCHEDULE A

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

Fund(s)	Fee

1290 Avantis U.S. Large Cap Growth Fund

1290 Diversified Bond Fund

1290 Essex Small Cap Growth Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 High Yield Bond Fund

1290 Loomis Sayles Multi-Asset Income Fund

1290 Multi-Alternative Strategies Fund

1290 SmartBeta Equity Fund

The greater of 0.15% of each Fund’s average daily net assets, or $30,000 per Fund (or $30,000 for each allocated portion (or sleeve) of a Fund).